As filed with the Securities and Exchange Commission on April 8, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3818604
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4820 Eastgate Mall

San Diego, California 92121

(Address of Principal Executive Offices)(Zip Code)

Herley Industries, Inc. 1996 Stock Option Plan

Herley Industries, Inc. 1997 Stock Option Plan

Herley Industries, Inc. 1998 Stock Option Plan

Herley Industries, Inc. 2000 Stock Option Plan

Herley Industries, Inc. 2003 Stock Option Plan

Herley Industries, Inc. Amended and Restated 2006 New Employee Stock Option Plan

(Full titles of the plans)

Deanna H. Lund

Executive Vice President and Chief Financial Officer

Kratos Defense & Security Solutions, Inc.

4820 Eastgate Mall

San Diego, California 92121

(Name and address of agent for service)

(858) 812-7300

(Telephone number, including area code, of agent for service)

Copy to:

Deyan Spiridonov, Esq.

Teri O’Brien, Esq.

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, California  92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)(2)	Amount to be registered (3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
Herley Industries, Inc. 1996 Stock Option Plan Common Stock, par value $0.001 per share	9,455	$14.47	$136,813.85	$15.88
Herley Industries, Inc. 1997 Stock Option Plan Common Stock, par value $0.001 per share	17,746	$14.47	$256,784.62	$29.81
Herley Industries, Inc. 1998 Stock Option Plan Common Stock, par value $0.001 per share	354,030	$14.47	$5,122,814.10	$594.76
Herley Industries, Inc. 2000 Stock Option Plan Common Stock, par value $0.001 per share	337,375	$14.47	$4,881,816.25	$566.78
Herley Industries, Inc. 2003 Stock Option Plan Common Stock, par value $0.001 per share	29,685	$13.92	$413,215.20	$47.97
Herley Industries, Inc. Amended and Restated 2006 New Employee Stock Option Plan Common Stock, par value $0.001 per share	6,747	$15.70	$105,927.90	$12.30

(1)          Pursuant to an Agreement and Plan of Merger, dated February 7, 2011 (the “Merger Agreement”), by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Registrant”), Lanza Acquisition Co., a Delaware corporation and wholly-owned subsidiary of the Registrant, and Herley Industries, Inc., a Delaware corporation (“Herley”), the Registrant assumed certain outstanding options to purchase stock of Herley issued pursuant to the plans listed below (the “Herley Plans”).  Pursuant to the terms of the Merger Agreement, (i) all out-of-the-money options to purchase Herley common stock were assumed by the Registrant, and (ii) in-the-money-options to purchase Herley common stock for which the holder thereof did not elect a cash out of such options pursuant to the terms of the Merger Agreement were also assumed by the Registrant, and each such option was converted into the right to receive shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”).

(2)          Each share of Common Stock includes a right to purchase one one-hundredth of a share of Series C Preferred Stock of the Registrant, par value $0.001 per share, under certain circumstances.

(3)          Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(4)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.  The price per share and aggregate offering price are based upon the weighted average exercise price of the outstanding options under each Herley Plan.

INTRODUCTORY NOTE

On March 30, 2011, the Registrant completed the previously announced merger (the “Merger”) of Lanza Acquisition Co., an indirect, wholly-owned subsidiary of the Registrant, with and into Herley, whereby Herley became a wholly-owned subsidiary of the Registrant.  Upon the completion of the Merger, (i) all out-of-the-money options to purchase Herley common stock were assumed by the Registrant, and (ii) in-the-money-options to purchase Herley common stock for which the holder thereof did not elect a cash out of such options pursuant to the terms of the Merger Agreement were also assumed by the Registrant (collectively, the “Herley Options”), and each such option was converted into and became an option to purchase Common Stock of the Registrant and the Registrant assumed each Herley Option in accordance with the terms (as in effect as of the date of the Merger Agreement) of the applicable Herley Plan and the option agreement pursuant to which such Herley Option was granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)           The Registrant’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s fiscal year ended December 26, 2010 as filed with the Commission on March 2, 2011;

(b)           The Registrant’s Current Reports on Form 8-K filed with the SEC on January 5, 2011, February 4, 2011, February 7, 2011, February 8, 2011, February 10, 2011, March 1, 2011, March 15, 2011, March 22, 2011, March 23, 2011, March 29, 2011, April 5, 2011 and April 7, 2011;

(c)           The audited consolidated financial statements of Gichner Holdings, Inc. as of and for the years ended December 31, 2009 and 2008, the audited consolidated financial statements of Gichner Holdings, Inc. as of and for the period ended December 31, 2007, the audited combined financial statements of Gichner Systems Group, LLC and Related Entities as of and for the period ended August 22, 2007, and the unaudited financial statements of Gichner Holdings, Inc. as of and for the three months ended March 31, 2010 and 2009, included in Item 9.01(a) of the Registrant’s Current Report on Form 8-K, filed with the SEC on May 25, 2010;

(d)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

(e)           The description of the Registrant’s purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on December 17, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers on terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  The Registrant’s second amended and restated bylaws provide for indemnification of its directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law.  The Registrant has entered into indemnification agreements with its officers and directors and it maintains directors and officers liability insurance.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Company’s amended and restated certificate of incorporation and second amended and restated bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Filing Date/Period End Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01	4.1

4.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	09/12/07	3.1

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions.	10-Q	09/27/09	3.1

4.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01	4.2

4.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	8-K/A	06/05/02	4.1

4.6	Certificate of Designation of Series C Preferred Stock	8-K	12/17/04	3.1

4.7	Second Amended and Restated Bylaws.	8-K	03/15/11	3.1

4.8	Specimen Common Stock Certificate.	10-K	03/02/11	4.1

4.9	Rights Agreement, dated as of December 16, 2004, between Kratos Defense & Security Solutions, Inc. and Wells Fargo, N.A.	8-K	12/17/04	4.1

4.10	Herley Industries, Inc. 1996 Stock Option Plan.				X

4.11	Herley Industries, Inc. 1997 Stock Option Plan.				X

4.12	Herley Industries, Inc. 1998 Stock Option Plan.				X

4.13	Herley Industries, Inc. 2000 Stock Option Plan.				X

4.14	Herley Industries, Inc. 2003 Stock Option Plan.				X

4.15	Herley Industries, Inc. Amended and Restated 2006 New Employee Stock Option Plan.				X

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.				X

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this Registration Statement).				X

23.2	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP.				X

23.3	Consent of Independent Registered Public Accountants, Amper, Politziner & Mattia LLP.				X

23.4	Consent of Registered Public Accounting Firm, Plante & Moran, PLLC.				X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).				X

Item 9.        Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 8th day of April, 2011.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Eric M. DeMarco
Eric M. DeMarco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Eric M. DeMarco and Deborah Butera his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric M. DeMarco	President, Chief Executive Officer and Director	April 8, 2011
Eric M. DeMarco	(Principal Executive Officer)

/s/ Deanna H. Lund	Executive Vice President and Chief Financial Officer	April 7, 2011
Deanna H. Lund	(Principal Financial Officer)

/s/ Laura L. Siegal	Vice President and Corporate Controller	April 7, 2011
Laura L. Siegal	(Principal Accounting Officer)

/s/ Scott I. Anderson	Director	April 7, 2011
Scott I. Anderson

/s/ Bandel L. Carano	Director	April 7, 2011
Bandel L. Carano

/s/ William A. Hoglund	Director	April 7, 2011
William A. Hoglund

/s/ Scot B. Jarvis	Director	April 7, 2011
Scot B. Jarvis

/s/ Jane E. Judd	Director	April 7, 2011
Jane E. Judd

/s/ Samuel N. Liberatore	Director	April 7, 2011
Samuel N. Liberatore

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Filing Date/Period End Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01	4.1

4.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	09/12/07	3.1

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions.	10-Q	09/27/09	3.1

4.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01	4.2

4.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	8-K/A	06/05/02	4.1

4.6	Certificate of Designation of Series C Preferred Stock	8-K	12/17/04	3.1

4.7	Second Amended and Restated Bylaws.	8-K	03/15/11	3.1

4.8	Specimen Common Stock Certificate.	10-K	03/02/11	4.1

4.9	Rights Agreement, dated as of December 16, 2004, between Kratos Defense & Security Solutions, Inc. and Wells Fargo, N.A.	8-K	12/17/04	4.1

4.10	Herley Industries, Inc. 1996 Stock Option Plan.				X

4.11	Herley Industries, Inc. 1997 Stock Option Plan.				X

4.12	Herley Industries, Inc. 1998 Stock Option Plan.				X

4.13	Herley Industries, Inc. 2000 Stock Option Plan.				X

4.14	Herley Industries, Inc. 2003 Stock Option Plan.				X

4.15	Herley Industries, Inc. Amended and Restated 2006 New Employee Stock Option Plan.				X

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.				X

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this Registration Statement).				X

23.2	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP.				X

23.3	Consent of Independent Registered Public Accountants, Amper, Politziner & Mattia LLP.				X

23.4	Consent of Registered Public Accounting Firm, Plante & Moran, PLLC.				X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).				X